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                                                                   EXHIBIT 10.84

                             STI CREDIT CORPORATION

April 13, 1999

Sterling Vision, Inc.
1500 Hempstead Turnpike
East Meadow, New York  11554

              Re:        Loan Agreement dated June 30, 1997, as amended by two
                         (2) letter agreements, both dated June 30, 1997, First Amendment to Loan Agreement dated October 9, 1997, and a letter agreement dated April 14, 1998 (as amended, the "Loan Agreement"), between Sterling Vision, Inc., a New York corporation (the "Borrower"), and STI Credit Corporation, a Nevada corporation (the "Lender")

Gentlemen:

Capitalized terms used in this letter agreement that are not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

Section 6.16 of the Loan Agreement sets forth certain financial covenants of the Borrower. Although we have not yet received the Borrower's audited annual financial statements for the year ended December 31, 1998, you have advised us that the Borrower incurred a net loss for such period, and that the Borrower's working capital and shareholders' equity as of the end of such period were less than the minimum amounts required to be maintained by the Borrower pursuant to
Section 6.16. Consequently, the Borrower is presently out of compliance with the requirements of Section 6.16.

In addition to the foregoing, the Borrower is in default under Section 2.7 of the Loan Agreement as a result of its failure to substitute other Franchisee promissory notes for certain Financed Notes which are delinquent in payment by more than ninety (90) days.

Waiver. In reliance upon the Borrower's representations and warranties set forth below, and the additional terms and provisions set forth in this letter agreement, the Lender shall excuse the Borrower from its noncompliance with the requirements of Section 6.16 until December 31, 1999. Notwithstanding anything in the Loan Agreement to the contrary, the provisions of Section 6.16 shall be effective only on and after December 31, 1999; the requirements of Section 6.16 shall be suspended until that time.

Also in reliance upon the Borrower's representations and warranties set forth below, and the additional terms and provisions set forth in this letter agreement, the Lender shall excuse the Borrower from its present noncompliance with the requirements of Section 2.7, provided that the Borrower satisfies the requirements of this letter agreement with respect to the special arrangements regarding Franchisee Note substitutions set forth below and in Exhibit A attached hereto.

Except as otherwise expressly set forth in this letter agreement, nothing herein shall be deemed to excuse the Borrower from future compliance with the requirements of Sections 6.16 and/or 2.7, which requirements the Lender will hereafter strictly enforce. Likewise, except as otherwise expressly set forth in this letter agreement, nothing herein shall be deemed to excuse the Borrower from, or constitute a waiver of, any other requirements or obligations of the Borrower under the Loan Agreement. The foregoing waiver (the "Waiver") is solely for the purpose of waiving the Lender's right to exercise certain remedies due to a circumstance that, with notice or the passage of time or both, would constitute an Event of Default; the Waiver shall not in any way apply to or affect any other provision of the Agreement.


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Additional Funds. The Lender is presently holding Additional Funds in the aggregate amount of $500,000. Upon the execution of this letter agreement, the Additional Funds presently held by the Lender, together with interest thereon calculated at the rate of six percent (6%) per annum, shall be applied as set forth herein. Thereafter, the Lender shall have no further obligation with respect to the Additional Funds and shall have no obligation to disburse any other funds pursuant to the Loan Agreement..

Fees and Expenses. The Borrower shall pay the Lender a restructuring fee of $150,000 in connection with the transactions described in this letter agreement. Such restructuring fee shall be paid from the Additional Funds presently held by the Lender. The Borrower shall also reimburse the Lender for all of its out-of pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with this letter agreement and the transactions contemplated hereby and in connection with the Loan Agreement and the transactions contemplated thereby (to the extent not previously reimbursed by the Borrower); at its option, the Lender may apply future collections on the Financed Notes (to the extent they exceed the Borrower's monthly payment obligations under the Notes for the months in which such funds are collected) and the Excess Notes (other than the Excess Notes included as part of the Financed Notes) to the payment of such expenses.

Prepayment from Additional Funds. The remaining Additional Funds presently held by the Lender, after payment of the restructuring fee as contemplated by the preceding paragraph, together with interest on such Additional Funds as hereinabove provided, shall be applied to the Borrower's monthly payment obligations under the only outstanding Note (i.e., the Note dated June 30, 1997, in the original principal amount of $10,000,000 (the "Outstanding Note")), as a partial prepayment thereof, in the inverse order of their maturity.

Prepayment. The prepayment fee required by the Loan Agreement is hereby waived; the Borrower may hereafter prepay all, but not less than all (except as provided in the next sentence), of the Advances in full, but not in part (except as provided in the next sentence), without a prepayment fee or any type of premium or penalty. Advances may be prepaid in part, without a prepayment fee, to the extent, that (i) such prepayment is permitted under the provisions of Sections
2.3 or 2.4 of the Loan Agreement, but only with respect to a prepayment that results from regularly scheduled payments made by Franchisees under the Franchisee Notes in the ordinary and routine course of business, or (ii) such prepayment results solely from the prepayment by a Franchisee of a Franchisee Note.

Special Arrangements regarding Franchisee Note Substitutions. Set forth in Exhibit A attached hereto are the special arrangements regarding the substitution of certain Franchisee Notes that have been agreed upon by the Borrower and the Lender. Exhibit A is incorporated into this letter agreement as a part hereof; the failure of the Borrower to comply with the terms set forth in such Exhibit A shall constitute a default under the Loan Agreement.

Representations and Warranties. In order to induce the Lender to enter into this letter agreement, the Borrower, by its execution below, represents and warrants to the Lender as follows:

                  1. Each and every representation and warranty made by the
                     Borrower to the Lender in the Loan Agreement, with the sole exception of Section 6.16, is true and correct in all material respects on and as of the date hereof.

                  2. As of the date hereof, after giving effect to the Waiver, there exists no Event of Default, and no event or circumstance which, with notice or the passage of time or both, would constitute an Event of Default.

                  3. The Borrower acknowledges and reaffirms that it is legally obligated and indebted to the Lender pursuant to the Loan Agreement and the Outstanding Note; such obligations and indebtedness are not subject to any defenses, counterclaims, offsets or adjustments of any kind whatsoever.

                  4. This letter agreement, as well as the Loan Agreement and all the other documents executed by the Borrower in connection herewith and therewith, constitute legal, valid and binding obligations of the Borrower, fully enforceable against the Borrower in accordance with their respective terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally and by principles of equity.

   No Claims by the Borrower against the Lender. As of the date of this letter agreement, the Borrower acknowledges that it has no claims of any kind whatsoever against the Lender; that there exists no legal, equitable, factual or other basis for any kind of claim or cause of action by the Borrower against the Lender; and that the execution of this letter agreement and the


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consummation of the transactions contemplated hereby do not give rise to any such claim or cause of action by the Borrower against the Lender. To the extent that the Borrower may have ever asserted a claim or the basis for a cause of action against the Lender, the Borrower hereby forever releases and discharges the Lender from any and all claims, actions and/or causes of action and any and all liabilities, damages, costs and expenses related thereto, all of any and every kind whatsoever.

Effect of this Letter. The Loan Agreement shall be amended by this letter agreement; except to the extent expressly provided herein, however, each and every provision of the Loan Agreement shall continue in full force and effect.

The provisions of this letter agreement shall be effective upon our receipt of a copy of this letter executed by a duly authorized officer of the Borrower. Please indicate the Borrower's agreement to the terms hereof by signing below.

Sincerely,

/s/ J. Scott Hastings

J. Scott Hastings
Executive Vice President

THE BORROWER, INTENDING TO BE LEGALLY BOUND HEREBY, AGREES TO ALL OF THE TERMS AND PROVISIONS SET FORTH ABOVE.

STERLING VISION, INC.

By: /s/ Joseph Silver
    -------------------------
     Joseph Silver
     Executive Vice President
          & General Counsel




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                                    EXHIBIT A

SPECIAL ARRANGEMENTS REGARDING FRANCHISEE NOTE SUBSTITUTIONS

1.  Diversified Optical Concepts, Inc. ("DOC")/Lab Components, Inc. ("LCI"):

       Store No.       Original Amount            Maker       Monthly Payment
       ---------       ---------------            -----       ---------------
         834               $71,820.00             DOC                $1,404.15
         835                71,820.00             DOC                 1,404.15
         844               173,160.00             DOC                 3,385.45
         845               220,680.00             DOC                 4,315.00
         Lab                47,520.00             LCI                   929.06

In lieu of immediately substituting each of the foregoing Franchisee Notes, the Borrower, commencing May 1, 1999, shall advance, on behalf of the maker of each of the aforesaid Notes, the aggregate sum of $6,000.00 per month; and, commencing January 1, 2000, the full amount of the regular monthly installments of principal and interest to thereafter become due thereunder ($11,437.81 per month).

Notwithstanding the foregoing, the Borrower shall have the right, at any time, to substitute any one (1) or more of the foregoing Franchisee Notes for other Franchisee promissory notes meeting the requirements of Section 2.7 of the Loan Agreement.

2.  Eye-Site, Inc. and Eye-Site Ontario, Ltd.:

              Store No.                                 Original Amount
              ---------                                 ---------------
               151/154                                     $400,000.00
               156/166                                      200,000.00

On or before August 10, 1999, the Borrower shall substitute one (1) or more Franchisee promissory notes (each meeting the requirements of Section 2.7 of the Loan Agreement) for each of the foregoing Franchisee Notes.

3.  S & C Vision, Inc.:

              Store No.                                 Original Amount
              ---------                                 ---------------
                 108                                        $68,392.68

On or before June 10, 1999, the Borrower shall pay to the Lender the sum of $10,000.00 in exchange for the release of said Franchisee Note from the Collateral.

4.  Saphire International, Inc.:

              Store No.                                 Original Amount
              ---------                                 ---------------
                  364                                      $115,000.00


On or before April 30, 1999, the Borrower shall retain the firm of Levy, Davis, Maher & Klein, LLP (at the Borrower's sole expense) to initiate an action against the individual guarantors of the foregoing Franchisee Note seeking collection of the same; and, on or before January 7, 2000, the Borrower shall substitute one (1) or more other Franchisee promissory notes (meeting the requirements of Section 2.7 of the Loan Agreement) for such Franchisee Note.

Notwithstanding the foregoing, in the event an offer of settlement is made by either or both of said guarantors, the Borrower will afford the Lender the right to accept the proceeds of such settlement (after payment of applicable attorneys' fees) in exchange for said Franchisee Note and, in such event, such Franchisee Note will be released from the Collateral.


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